Exhibit 99.1

Press Release
March 16, 2018

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides First Quarter 2018 Earnings Guidance

FORT WAYNE, INDIANA, March 16, 2018 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided first quarter 2018 earnings guidance in the range of $0.88 to $0.92 per diluted share.  Comparatively, the company’s sequential fourth quarter 2017 earnings were $1.28 per diluted share, which included debt refinancing charges of $0.02 per diluted share and a one-time tax benefit of $0.76 per diluted share resulting from the revaluation of deferred tax assets and liabilities in connection with the enacted U.S. Federal Tax Cuts and Jobs Act of 2017.  Excluding the fourth quarter 2017 non-operational items, the first quarter 2018 results are expected to be higher than adjusted fourth quarter 2017 earnings of $0.54 per diluted share.  Prior year first quarter earnings were $0.82 per diluted share.

First quarter 2018 profitability from the company’s steel operations is expected to meaningfully improve in comparison to sequential fourth quarter results, based on higher shipments and metal spread expansion.  Average quarterly steel product pricing is expected to increase more than scrap costs, as steel pricing across the platform has been improving throughout the first quarter 2018, supported by strong domestic steel demand. Based on strong steel demand fundamentals and customer optimism, the company believes this pricing momentum and improving steel consumption will continue during the year.  The company also believes that recent U.S. Federal Administration steel trade actions will result in reduced imports.

First quarter 2018 profitability for the company’s metals recycling platform is also expected to improve when compared to sequential fourth quarter results, based on higher shipments as demand for recycled ferrous material from the domestic steel sector increased in the quarter.

First quarter 2018 earnings from the company’s steel fabrication business are expected to decrease somewhat from sequential fourth quarter results, based on seasonally lower shipments.  However, demand from the non-residential construction sector remains solid, and the company’s seasonally adjusted fabrication order backlog is strong.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuation in the cost of key raw materials and supplies (including steel scrap, iron units, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500